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                           [CADWALADER LETTERHEAD]

                                                       November 8, 2001

Addressees Listed on Schedule A

      Re: Bear Stearns Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series 2001-TOP4

Ladies and Gentlemen:

                  We have acted as special counsel to Bear Stearns Commercial Mortgage Securities Inc. (the "Company") and to the Underwriters (as defined below) in connection with the Underwriting Agreement, dated October 31, 2001 (the "Underwriting Agreement"), among the Company, Bear, Stearns & Co. Inc. ("BS&Co."), Morgan Stanley & Co. Incorporated ("MS&Co."), Goldman, Sachs & Co. ("GS&Co.") and Wells Fargo Brokerage Services, LLC (together with BS&Co., MS&Co. and GS&Co., the "Underwriters"), relating to the sale by the Company and the purchase by the Underwriters of the Company's Commercial Mortgage Pass-Through Certificates, Series 2001-TOP4, Class A-1, Class A-2, Class A-3, Class B and Class C (the "Offered Certificates"). The Offered Certificates, together with the Company's Commercial Mortgage Pass-Through Certificates, Series 2001-TOP4, Class X-1, Class X-2, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class R-I, Class R-II and Class R-III (collectively with the Offered Certificates, the "Certificates"), are being issued pursuant to a Pooling and Servicing Agreement, dated as of November 1, 2001 (the "Pooling Agreement"), among the Company, Wells Fargo Bank, National Association, as master servicer (the "Master Servicer"), GMAC Commercial Mortgage Corporation, as special servicer (the "Special Servicer"), Principal Capital Management, LLC, as a primary servicer, John Hancock Real Estate Finance, Inc., as a primary servicer, LaSalle Bank National Association, as trustee (the "Trustee"), Wells Fargo Bank Minnesota, National Association, as paying agent and certificate registrar, and ABN AMRO Bank N.V., as fiscal agent.

                  We are rendering this letter to you at the request of the Company pursuant to Section 6(c) of the Underwriting Agreement. Capitalized terms used herein but not defined herein have the respective meanings given to them in the Underwriting Agreement.

                  In rendering this letter, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of the Pooling Agreement and such certificates, corporate and public records, agreements and instruments and other documents, including, among other things, the documents delivered on the date hereof, as we have deemed


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appropriate as a basis for the opinions expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, and the accuracy of the matters set forth in the documents, agreements and instruments we reviewed. As to any facts material to such opinions that were not known to us, we have relied upon statements and representations of officers and other representatives of the Company, the Underwriters, the Master Servicer, the Special Servicer, the Trustee, and the Company's independent public accountants. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company and others in connection with the preparation and delivery of this letter.

                  We have also assumed that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and that such documents, agreements and instruments are legal, valid, binding and enforceable obligations of such parties.

                  We express no opinion concerning the laws of any jurisdiction other than the federal laws of the United States of America.

                  Based upon and subject to the foregoing, we are of the opinion that, assuming that the elections required by Section 860D(b) of the Internal Revenue Code of 1986, as amended (the "Code"), are properly made, and assuming that each of REMIC I, REMIC II and REMIC III is administered in compliance with the Pooling Agreement as in effect as of the Closing Date, and with any subsequent changes in the law, including any amendments to the Code or applicable Treasury Regulations thereunder, (a) each of REMIC I, REMIC II and REMIC III will qualify as a separate "real estate mortgage investment conduit" (each, a "REMIC" or, in the alternative, "REMIC I," "REMIC II" and "REMIC III," respectively) within the meaning of Section 860D of the Code, (b) the Class A-1, Class A-3, Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L and Class M Certificates, the Class A-2 Regular Interest and the Class N REMIC Interest will qualify as the "regular interests" in REMIC III for purposes of Code Section 860G(a)(1), (c) the Class R-III Certificates will qualify as the sole class of "residual interest" in REMIC III for purposes of Code Section 860G(a)(2), (d) REMIC II Regular Interest A-1, REMIC II Regular Interest A-2A, REMIC II Regular Interest A-2B, REMIC II Regular Interest A-3, REMIC II Regular Interest B, REMIC II Regular Interest C, REMIC II Regular Interest D, REMIC II Regular Interest E, REMIC II Regular Interest F, REMIC II Regular Interest G, REMIC II Regular Interest H, REMIC II Regular Interest J, REMIC II Regular Interest K, REMIC II Regular Interest L, REMIC II Regular Interest M and REMIC II Regular Interest N will qualify as the "regular interests" in REMIC II for purposes of Code Section 860G(a)(1), (e) the Class R-II Certificates will qualify as the sole class of "residual interest" in REMIC II for purposes of Code Section 860G(a)(2), (f) the REMIC I Regular Interests will qualify as the "regular interests" in REMIC I for purposes of Code Section


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860G(a)(1), (g) the Class R-I Certificates will qualify as the sole class of
"residual interest" in REMIC I for purposes of Code Section 860G(a)(2), (h) the portion of the Trust Fund consisting of the Class A-2 Regular Interest, the Swap Contract and the Floating Rate Account will qualify as a grantor trust (the "Class A-2 Grantor Trust") under subpart E, Part I of subchapter J of the Code,
(i) the Class A-2 Certificates will represent the entire beneficial ownership in the Class A-2 Grantor Trust, (j) the portion of the Trust Fund consisting of the Excess Interest and the Excess Interest Sub-Account will be treated as a grantor trust (the "Class N Grantor Trust") under subpart E, Part I of subchapter J of the Code and (k) the Class N Certificates will represent the entire beneficial ownership in the Class N Grantor Trust.

                  The opinions herein are based upon our interpretations of current law, including court authority and existing final and temporary Treasury Regulations, which are subject to change both prospectively and retroactively, and upon the facts and assumptions discussed herein. This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change in fact, circumstance or law after the date hereof.

                  We are furnishing this letter to you solely for your benefit in connection with the transactions referred to herein. This letter is not to be relied upon, used, circulated, quoted or otherwise referred to by any other person or entity or for any other purpose without our prior written consent.

                                         Very truly yours,

                                         Cadwalader, Wickersham & Taft


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                                   SCHEDULE A

Standard & Poor's Ratings Services
a division of The McGraw-Hill Companies, Inc.
55 Water Street, 41st Floor
New York, New York  10041

Moody's Investors Service, Inc.
99 Church Street, 8th Floor
New York, New York 10007

Bear Stearns Commercial Mortgage Securities Inc.
245 Park Avenue
New York, New York  10167

Bear, Stearns & Co. Inc.
245 Park Avenue
New York, New York  10167

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

Wells Fargo Brokerage Services, LLC
608 Second Avenue South
Minneapolis, Minnesota 55479
MAC N9303-090

LaSalle Bank National Association
135 South LaSalle Street, Suite 1625
Chicago, Illinois  60603